UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2013 (May 13, 2013)

Tallgrass Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35917	46-1972941
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6640 W. 143rd Street, Suite 200 Overland Park, Kansas	66223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Underwriting Agreement

On May 13, 2013, Tallgrass Energy Partners, LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Tallgrass MLP GP, LLC (the “General Partner”) and Tallgrass Development, LP (“Tallgrass Development” and, together with the Partnership and the General Partner, the “Partnership Parties”) and Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 13,050,000 common units representing limited partner interests in the Partnership at a price to the public of $21.50 per common unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,957,500 common units (the “Option Units”) to cover over-allotments, if any, on the same terms. On May 15, 2013, the Underwriters exercised their option in part to purchase an additional 1,550,000 common units.

The material terms of the Offering are described in the prospectus, dated May 13, 2013 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-187595).

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties, Tallgrass MLP Operations, LLC, Tallgrass Midstream, LLC and Tallgrass Interstate Gas Transmission, LLC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

The Offering closed on May 17, 2013. At closing, the Partnership received proceeds from the Offering (net of underwriting discounts and after deducting the structuring fee and certain offering expenses) of approximately $295.9 million. The Partnership will use the net proceeds from the sale of the common units to retire approximately $295.9 million of the indebtedness assumed from Tallgrass Development.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory and other services for the Partnership and its respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses. Affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are lenders under the senior secured term loan under which the debt assumed from Tallgrass Development was initially borrowed and, in that respect, indirectly received a portion of the net proceeds from the Offering when the net proceeds of the Offering were used to pay down a portion of that senior secured term loan. In addition, affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are lenders under the new revolving credit facility that the Partnership entered into in connection with the Offering.

The foregoing description and the description contained in the Prospectus are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Omnibus Agreement

On May 17, 2013, in connection with the closing of the Offering, the Partnership entered into an Omnibus Agreement (the “Omnibus Agreement”) by and among the Partnership, the General Partner, Tallgrass Development and Tallgrass Development GP, LLC (“Development GP”).

As more fully described in the Prospectus, the Omnibus Agreement addresses the following matters:

•

Development GP’s obligation to provide, or to cause its affiliates or third parties to provide, the Partnership, its subsidiaries and the General Partner with general and administrative services and management and operating services;

•	the Partnership’s obligation to reimburse Development GP and its affiliates for certain direct and indirect operating expenses they pay on behalf of the Partnership or its subsidiaries;

•	Tallgrass Development’s agreement to provide the Partnership, its subsidiaries and the General Partner with a license to use the name “Tallgrass” and related marks;

•

Tallgrass Development’s obligation (i) to indemnify the Partnership and its subsidiaries for any federal, state and local income tax liabilities attributable to the ownership and operation of the Partnership’s assets and the assets of its subsidiaries prior to the closing of the Offering until 60 days after the applicable statute of limitations, (ii) to reimburse the Partnership and its subsidiaries for any amounts paid by the Partnership or its subsidiaries pursuant to any settlement agreement or judgment related to or resulting from the proceeding pending in state court in Douglas County, Nebraska, entitled Cornhusker Energy Lexington, LLC and National Union Fire Insurance Company of Pittsburgh, Pennsylvania vs. Kinder Morgan Interstate Gas Transmission, now known as Tallgrass Interstate Gas Transmission, that exceeds $3.9 million, in the amount by which such settlement or damage award actually exceeds $3.9 million and (iii) to use commercially reasonable efforts to obtain indemnification from Kinder Morgan for losses suffered or incurred by us with respect to the assets being contributed to the Partnership in connection with this Offering to the extent that Kinder Morgan is obligated to indemnify Tallgrass Development for such losses under the purchase and sale agreement pursuant to which Tallgrass Development acquired the assets being contributed to us in connection with this offering and to remit any proceeds received from Kinder Morgan pursuant to such indemnification obligations to the Partnership; and

•

Tallgrass Development’s obligation to notify the Partnership of its desire to sell certain assets, and prior to selling such assets to a third party, Tallgrass Development’s obligation to negotiate with the Partnership exclusively and in good faith for a period of 45 days in order to give the Partnership an opportunity to enter into definitive documentation for the purchase and sale of such assets on terms that are mutually acceptable to Tallgrass Development or its affiliate and the Partnership.

The foregoing description and the description contained in the Prospectus are not complete and are qualified in their entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.2 to this Form 8-K and incorporated in this Item 1.01 by reference.

Revolving Credit Agreement

On May 17, 2013, in connection with the Offering, the Partnership entered into a $500 million senior secured revolving credit facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of the Offering. On the closing date of the Offering, the Partnership borrowed $231.0 million under the credit facility. The remaining commitments under the credit facility are available for capital expenditures and permitted acquisitions, to provide for working capital requirements and for other general partnership purposes. The credit facility has an accordion feature that will allow the Partnership to increase the available revolving borrowings under the facility by up to an additional $100 million, subject to the Partnership’s receipt of increased or new commitments from lenders and satisfaction of certain other conditions. In addition, the credit facility includes a sublimit up to $40 million for swing line loans and a sublimit up to $50 million for letters of credit.

The Partnership’s obligations under the credit facility, as well as obligations under certain interest rate protection and other hedging arrangements, are (i) guaranteed by the Partnership and each of its existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiaries, subject to the Partnership’s ability to designate certain of its subsidiaries as “Unrestricted Subsidiaries” and (ii) secured by a first priority lien on substantially all of the present and after acquired property owned by the Partnership and each guarantor (other than real property interests related to the Partnership’s pipelines).

The credit facility contains various covenants and restrictive provisions that, among other things, limits or restricts the Partnership’s ability (as well as the ability of the Partnership’s restricted subsidiaries) to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain distributions, including distributions from available cash, if a default or event of default under the credit agreement then exists or would result therefrom, change the nature of the Partnership’s business, engage in certain mergers or make certain investments and acquisitions, enter into non arms-length transactions with affiliates and designate certain subsidiaries as “Unrestricted Subsidiaries,” and also requires maintenance of a consolidated leverage ratio of not more than 4.75 to 1.00 (which will be increased to 5.25 to 1.00 for certain measurement periods following the consummation of certain acquisitions) and a consolidated interest coverage ratio of not less than 2.50 to 1.00.

Borrowings under the credit facility will bear interest, at the Partnership’s option, at either (a) a base rate, which will be a rate equal to the greatest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.5% and (iii) a one-month reserve adjusted Eurodollar rate plus 1.00%, in each case, plus an applicable margin, or (b) a reserve adjusted Eurodollar rate, plus an applicable margin. Swing line loans will bear interest at the base rate plus an applicable margin. For borrowings bearing interest based on the base rate, the applicable margin will initially be 1.00%, and for loans bearing interest based on the reserve adjusted Eurodollar rate, the applicable margin will initially be 2.00%. After the first full fiscal quarter after the closing date of the Offering, the applicable margin will range from 1.00% to 2.00% for base rate borrowings and 2.00% to 3.00% for reserve adjusted Eurodollar rate borrowings, based upon the Partnership’s total leverage ratio. The unused portion of the credit facility will be subject to a commitment fee, which will initially be 0.375%, and after the first full fiscal quarter after the closing date of the Offering, will be either 0.375% or 0.500%, based on the Partnership’s total leverage ratio.

The credit facility contains certain events of default, including, but not limited to, the failure to pay any principal, interest or fees when due, failure to satisfy any covenant, material inaccuracy of representations or warranties, impairment of liens or invalidity of guarantees, cross-defaults to other material debt, insolvency, certain bankruptcy proceedings, change of control, liquidation, material money judgment, material events related to the Employee Retirement Income Security Act of 1974 and certain amendments or modifications to the limited partnership agreement of the Partnership. Upon the occurrence and during the continuation of an event of default, the lenders may, among other things, terminate their revolving loan commitments, accelerate and declare the outstanding loans to be immediately due and payable, charge the Partnership with additional interest in the amount of 2.0% per annum plus the rate otherwise applicable to such amounts and exercise remedies against the Partnership and the collateral.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Contribution, Conveyance and Assumption Agreement

The description of the Contribution Agreement (as defined below) provided below under Item 2.01 (and as defined therein) is incorporated in this Item 1.01 by reference. A copy of the Contribution Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Long-Term Incentive Plan

In connection with the Offering, the Board of Directors of the General Partner adopted the Tallgrass MLP GP, LLC Long Term Incentive Plan (the “Plan”) for officers, directors, employees and consultants of the General Partner and its affiliates. The Plan consists of unit options, restricted units, equity participation units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The Plan limits the number of common units that may be delivered pursuant to vested awards under the Plan to 10,000,000 units. The Plan will be administered by the Board of Directors of the General Partner or a committee thereof.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.4 to this Form 8-K and is incorporated in this Item 1.01 by reference.

Relationships

As more fully described in the section “Certain Relationships and Related Transactions” of the Prospectus, which is incorporated herein by reference, affiliates of Tallgrass Development own common units and subordinated units in the Partnership. In addition, the General Partner owns a 2.0% general partner interest in the Partnership and the incentive distribution rights.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Contribution, Conveyance and Assumption Agreement

On May 17, 2013, in connection with the closing of the Offering, the following transactions, among others, occurred in connection with or pursuant to the Contribution, Conveyance and Assumption Agreement by and among the Partnership, the General Partner, Tallgrass Development, Development GP, Tallgrass GP Holdings, LLC (“GP Holdings”), Tallgrass Operations, LLC (“TO”), Tallgrass Interstate Gas Transmission, LLC (“TIGT”), Tallgrass Midstream, LLC (“TMID”) and Tallgrass MLP Operations, LLC (“OLLC”) (the “Contribution Agreement”):

•

The members of Development GP formed GP Holdings under the terms of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and contributed their interest in Development GP to GP Holdings in exchange for identical membership interests in GP Holdings;

•	TO formed the General Partner under the terms of the Delaware LLC Act and contributed $1,000 for all of the membership interests in the General Partner;

•

The General Partner and TO formed the Partnership under the terms of the Delaware LP Act and contributed $20 and $980, respectively, in exchange for a 2.0% general partner interest (the “Initial General Partner Interest”) and a 98.0% limited partner interest (the “Initial Limited Partner Interest”), respectively, in the Partnership;

•	TO formed OLLC under the terms of the Delaware LLC Act;

•

TO contributed its 100% membership interest in each of TIGT and TMID to OLLC in exchange for the continuation of its 100% membership interest in OLLC and OLLC’s assumption of $400 million of debt (the “Assumed Debt”) of TO under the Credit Agreement, dated as of November 13, 2012, among TO, Tallgrass Development, the Lenders Party thereto and Barclays Bank PLC, as administrative agent and collateral agent (the “Credit Agreement”);

•	TO contributed a 2.0% interest in OLLC to the General Partner as a capital contribution (the “OLLC 2.0% Interest”);

•

The General Partner contributed the OLLC 2.0% Interest to the Partnership as a capital contribution in exchange for (i) 826,531 general partner units in the Partnership representing a continuation of its 2.0% general partner interest in the Partnership and (ii) the incentive distribution rights in the Partnership;

•

TO contributed the remaining 98% membership interest in OLLC to the Partnership as a capital contribution in exchange for (i) 9,292,500 Common Units representing limited partner interests in the Partnership, (ii) 16,200,000 Subordinated Units representing limited partner interests in the Partnership and (iii) the right to receive the deferred issuance and distribution;

•

The Partnership redeemed the Initial General Partner Interest and the Initial Limited Partner Interest and refunded the General Partner’s initial contribution of $20, TO’s initial contribution of $980, as well as any interest or other profit that may have resulted from the investment or other use of such initial capital contributions to the General Partner and TO, respectively, in proportion to such initial contribution;

•	TO conveyed 100% of the membership interest in the General Partner to Tallgrass Development;

•	Tallgrass Development conveyed 100% of the membership interest in the General Partner to Development GP;

•	Development GP conveyed 100% of the membership interest in the General Partner to GP Holdings;

•

The Underwriters, pursuant to the Underwriting Agreement, made a capital contribution to the Partnership of approximately $295.9 in cash, net to the Partnership after the underwriting discount, in exchange for the issuance by the Partnership to the Underwriters of 14,600,000 Common Units (of which 1,550,000 are Option Units);

•	The Partnership paid Barclays Capital Inc. and Citigroup Global Markets Inc. the applicable structuring fee;

•	The Partnership paid OLLC $295.9 million, and OLLC used the $295.9 million received from the Partnership to repay $295.9 million of the Assumed Debt; and

•

The Partnership (i) entered into a new credit facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders (the “New Credit Agreement”) and (ii) borrowed $231.0 million pursuant to the New Credit Agreement and used the proceeds of the New Credit Agreement to (a) pay $104.2 million to OLLC, which OLLC used to repay the remaining balance of the Assumed Debt, (b) pay $85.5 million to TO, in order to reimburse Tallgrass Development for a portion of the capital expenditures made by Tallgrass Development to purchase TIGT and TMID (c) pay approximately $6.4 million of original fees associated with the entry into the New Credit Agreement, (d) pay Tallgrass Development a cash distribution of approximately $31.2 million in connection with the Underwriter’s partial exercise of the Over-Allotment Option and (e) approximately $3.7 million for general corporate purposes.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the New Credit Agreement provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The description in Item 2.01 above of the issuances by the Partnership of securities on May 17, 2013 in connection with the consummation of the transactions contemplated by the Contribution Agreement is incorporated herein by reference. The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements in Section 4(2) of the Securities Act. The Partnership believes that exemptions other than the foregoing exemption may exist for these transactions.

Each of the subordinated units will convert into one common unit at the end of the subordination period. The subordination period will end on the first business day after June 30, 2016 on which the Partnership has earned and paid at least $1.15 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit, subordinated unit and general partner unit for each of three consecutive, non-overlapping four-quarter periods, provided that there are no arrearages on our common units at that time.

Notwithstanding the foregoing, the subordination period will end on the first business day after the Partnership has earned and paid at least $1.725 (150% of the minimum quarterly distribution on an annualized basis) on each outstanding common, subordinated and general partner unit, and the related distribution on the incentive distribution rights (the “IDRs”), for any four-quarter period ending on or after June 30, 2014, provided that there are no arrearages on the Partnership’s common units at that time. In addition, the subordination period will end (i) with respect to 50% of the subordinated units, on the first business day after the Partnership has earned and paid at least $0.3306 (115% of the minimum quarterly distribution) on each outstanding common, subordinated and general partner unit, and the related distribution on the IDRs, for any full quarter ending on or after December 31, 2014 and (ii) with respect to 100% of the subordinated units, on the first business day after the Partnership has earned and paid at least $0.3594 (125% of the minimum quarterly distribution) on each outstanding common, subordinated and general partner unit, and the related distribution on the IDRs, for any full quarter ending on or after December 31, 2014, in each case provided that there are no arrearages on the Partnership’s common units at that time.

The subordination period also will end with respect to a holder of subordinated units upon the removal of the General Partner other than for cause if no subordinated units or common units held by such holder of subordinated units or its affiliates are voted in favor of such removal. When the subordination period ends, all subordinated units not previously converted will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages.

The description of the subordination period contained in the section of the Prospectus entitled “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period” is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The description of the Long-Term Incentive Plan provided above under Item 1.01 is incorporated in this Item 5.02 by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Amended and Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP

On May 17, 2013, in connection with the closing of the Offering, the Partnership amended and restated its Limited Partnership Agreement (as amended, the “Partnership Agreement”). A description of the Partnership Agreement is contained in the section of the Prospectus entitled “The Partnership Agreement” and is incorporated herein by reference.

The foregoing description and the description contained in the Prospectus are not complete and are qualified in their entirety by reference to the full text of the Partnership Agreement, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC

On May 17, 2013, in connection with the closing of the Offering, the General Partner amended and restated its Limited Liability Company Agreement (as amended, the “LLC Agreement”). The amendments to the LLC Agreement included, among other things, outlining the rights of the sole member and management by the board of directors of the Partnership’s business.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the LLC Agreement, which is filed as Exhibit 3.4 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Item 7.01	Regulation FD Disclosure

On May 13, 2013, the Partnership issued a press release announcing that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, each as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of May 13, 2013, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP, Tallgrass MLP GP, LLC and the Underwriters named therein.

3.2	Amended and Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP, dated May 17, 2013.

3.4	Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC dated May 17, 2013.

10.1	Contribution, Conveyance and Assumption Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC, Tallgrass Development, LP, Tallgrass Development GP, LLC, Tallgrass GP Holdings, LLC, Tallgrass Operations, LLC, Tallgrass Interstate Gas Transmission, LLC, Tallgrass Midstream, LLC and Tallgrass MLP Operations, LLC.

10.2	Omnibus Agreement, dated May 17, 2013, by and among Tallgrass Development, LP, Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC and Tallgrass Development GP, LLC.

10.3	Revolving Credit Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein.

10.4	Tallgrass MLP GP, LLC Long-Term Incentive Plan

99.1	Press Release, dated May 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY PARTNERS, LP

	By:	Tallgrass MLP GP, LLC
its general partner

Date: May 17, 2013	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of May 13, 2013, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP, Tallgrass MLP GP, LLC and the Underwriters named therein.

3.2	Amended and Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP, dated May 17, 2013.

3.4	Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC dated May 17, 2013.

10.1	Contribution, Conveyance and Assumption Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC, Tallgrass Development, LP, Tallgrass Development GP, LLC, Tallgrass GP Holdings, LLC, Tallgrass Operations, LLC, Tallgrass Interstate Gas Transmission, LLC, Tallgrass Midstream, LLC and Tallgrass MLP Operations, LLC.

10.2	Omnibus Agreement, dated May 17, 2013, by and among Tallgrass Development, LP, Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC and Tallgrass Development GP, LLC.

10.3	Revolving Credit Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein.

10.4	Tallgrass MLP GP, LLC Long-Term Incentive Plan.

99.1	Press Release, dated May 13, 2013